EXHIBIT 23.2

                   LaRoche, Swindell & Associates
                       Petroleum Consultants
                            Suite 305
                      4625 Greenville Avenue
                       Dallas, Texas 75206
                         (214) 363-3337



                         March 21, 1996



Mr. Dave Ahl
Manager SEC Reporting
Giant Industries, Inc.
23733 North Scottsdale Road
Scottsdale, Arizona 85255

Gentlemen:

The firm of LaRoche, Swindell & Associates was retained to conduct a year-end audit, effective December 31, 1995, of reserves for oil and gas interests held by Giant Industries Inc. ("Giant") through its wholly-owned subsidiaries, Giant Exploration & Production Company, Ciniza Production Company and Giant Mid Continent, Inc. This letter authorizes Giant to use LaRoche, Swindell & Associates' report, dated September 27, 1995 regarding the December 31, 1995 reserve audit, in its Form 10-K Annual Report to be filed with the United States Securities and Exchange Commission.

LaRoche, Swindell & Associates has no interest in Giant or any of its affiliated companies or subsidiaries and is not entitled to receive any such interest as payment for such reports. LaRoche, Swindell & Associates is not employed by Giant on a contingent basis.


                              Very truly yours,

                              LaRoche, Swindell & Associates


                              /s/  GARY S. SWINDELL
                              --------------------------------
                              Gary S. Swindell